Exhibit 16

                                            May 31, 2005

Audit Committee
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

Attn: Jay Jamison

Effective today, May 31, 2005, we will cease our services as your auditors. As we have previously discussed with you, the myriad of changes in SEC reporting and regulatory requirements over the past few years have resulted in a number of firms who perform a small number of audit engagements for publicly traded entities to take themselves out of the market. After substantial internal deliberations that included discussions with our professional liability insurance carrier, peer reviewers, partner group, and professional colleagues, we have come to the reluctant but clear conclusion to cease performing audits for SEC engagements.

Unfortunately, this conclusion means we will be unable to continue as auditors for Pismo Coast Village. As we previously communicated verbally, it is our intent to assist the Village in any way possible with transition issues. However, we will not be performing the audit of the Village for the year ended September 30, 2005 and wanted to provide you ample opportunity to engage successor auditors. To that end, we have discussed with you a small list of potential firms, and would be willing to assist in the transition process in any way possible.

We have highly valued the relationship we have had with the Village during our many years of performing audit and accounting services. We would welcome the opportunity to continue to provide tax advisory and other accounting services as requested by the Village, but will not be able to perform the audit for the Village while it remains a publicly held entity.

We will work with you to file the Form 8-k within the next 10 days as required by the SEC. We look forward to helping you make a smooth transition with your new auditors.

Sincerely,

ALLEN E ESCHENBACH

Allen E Eschenbach, CPA
For
Glenn, Burdette, Phillips & Bryson
Certified Public Accounts
A Professional Corporation


BRADFORD M HAIR

Bradford M. Hair, CPA
For
Glenn, Burdette, Phillips & Bryson
Certified Public Accounts
A Professional Corporation


1150 Palm Street
San Luis Obispo CA 93401
Phone 805-544-1441
Fax 805-805-544-4351

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